UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2011

Morgans Hotel Group Co.
(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On July 28, 2011, Morgans Group LLC (the “MG Borrower”), Beach Hotel Associates LLC (the “Florida Borrower” and together with the MG Borrower, the “Borrowers”) and Morgans Hotel Group Co., as guarantor (the “Company”) entered into a secured Credit Agreement (the “Revolving Credit Agreement”), with Deutsche Bank Securities Inc. as sole lead arranger, Deutsche Bank Trust Company Americas, as agent (the “Agent”), and the lenders party thereto (the “Lenders”).
The Revolving Credit Agreement provides commitments for a $100 million revolving credit facility and includes a $15 million letter of credit sub-facility. The maximum amount of such commitments available at any time for borrowings and letters of credit is determined according to a borrowing base valuation equal to the lesser of (i) 55% of the appraised value of the Delano Hotel (the “Florida Property”) and (ii) the adjusted net operating income for the Florida Property divided by 11%. Extensions of credit under the Revolving Credit Agreement are available for general corporate purposes. The commitments under the Revolving Credit Agreement may be increased by up to an additional $10 million during the first two years of the facility, subject to certain conditions, including obtaining commitments from any one or more lenders to provide such additional commitments. The commitments under the Revolving Credit Agreement terminate on July 28, 2014, at which time all outstanding amounts under the Revolving Credit Agreement will be due and payable. There are no loans currently outstanding under the Revolving Credit Agreement.
The obligations of the Borrowers under the Revolving Credit Agreement are guarantied by the Company and Morgans Hotel Group Management LLC. Such obligations are also secured by a mortgage on the Florida Property and all associated assets of the Florida Borrower, as well as a pledge of all equity interests in the Florida Borrower.
The interest rate applicable to loans under the Revolving Credit Agreement is a floating rate of interest per annum, at the Borrowers’ election, of either LIBOR (subject to a LIBOR floor of 1.00%) plus 4.00%, or a base rate plus 3.00%. In addition, a commitment fee of 0.50% applies to the unused portion of the commitments under the Revolving Credit Agreement.
The Borrowers’ ability to borrow under the Revolving Credit Agreement is subject to ongoing compliance by the Company and the Borrowers with various customary affirmative and negative covenants, including limitations on liens, indebtedness, issuance of certain types of equity, affiliated transactions, investments, distributions, mergers and asset sales. In addition, the Revolving Credit Agreement requires that the Company and the Borrowers maintain a fixed charge coverage ratio (consolidated EBITDA to consolidated fixed charges) of no less than (i) 1.05 to 1.00 at all times on or prior to June 30, 2012 and (ii) 1.10 to 1.00 at all times thereafter.
The Revolving Credit Agreement also includes customary events of default,, the occurrence of which, following any applicable cure period, would permit the Lenders to, among other things, declare the principal, accrued interest and other obligations of the Borrowers under the Revolving Credit Agreement to be immediately due and payable.
The foregoing description of the Revolving Credit Agreement and related agreements does not purport to be complete and is qualified in its entirety by reference to the Revolving Credit Agreement and related agreements, which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2011.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.
Date: August 3, 2011	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer